Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-60735, 333-16293, 333-62803, 333-27663, 333-40610, 333-66466, 333-97449, 333-117554 333-132605 and 333-142579) pertaining to the Cohu, Inc. 1994, 1996 and 1998 Stock Option Plans, 1996 Outside Directors Stock Option Plan, 1997 Employee Stock Purchase Plan and 2005 Equity Incentive Plan of Cohu, Inc. of our reports dated February 12, 2008, with respect to the consolidated financial statements and schedule of Cohu, Inc., and the effectiveness of internal control over financial reporting of Cohu, Inc., included in this Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ ERNST & YOUNG LLP

San Diego, California
February 12, 2008